MORGAN STANLEY
                             SPECTRUM SERIES







        February 2008
        Monthly Report










This Monthly Report supplements the Spectrum Funds' Prospectus dated November 9, 2007.










                                        Issued: March 31, 2008

[MORGAN STANLEY LOGO]

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                                                                                                                            COMPOUND
                                                                                                                   INCEPTION- ANNU-
                                                                                                                    TO-DATE  ALIZED
          1991  1992  1993  1994  1995 1996  1997 1998  1999  2000  2001  2002  2003  2004  2005  2006  2007   2008  RETURN  RETURN
FUND        %     %      %    %     %    %     %    %     %     %     %     %     %     %     %     %     %     %       %       %
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Currency...  --   --     --   --    --   --    --   --    --  11.7  11.1  12.2  12.4  (8.0) (18.3)(3.4) (13.5)  2.7     1.1     0.1
                                                            (6 mos.)                                         (2 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Global
Balanced...  --   --     -- (1.7) 22.8 (3.6) 18.2 16.4   0.8   0.9  (0.3) (10.1) 6.2  (5.6)  4.2   2.4   0.2    2.9    60.9     3.6
                           (2 mos.)                                                                          (2 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Select.....31.2 (14.4) 41.6 (5.1) 23.6  5.3   6.2 14.2  (7.6)  7.1   1.7  15.4   9.6  (4.7) (5.0)  5.9   7.5   14.9   259.0     8.0
         (5 mos.)                                                                                            (2 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Strategic..  --   --    --   0.1  10.5 (3.5)  0.4  7.8  37.2  (33.1)(0.6)  9.4  24.0   1.7  (2.6) 20.9   5.0    7.7    94.0     5.1
                           (2 mos.)                                                                          (2 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Technical..  --   --    --  (2.2) 17.6 18.3   7.5 10.2  (7.5)  7.8  (7.2) 23.3  23.0   4.4  (5.4)  5.4  (14.2) 11.8   126.1     6.3
                           (2 mos.)                                                                          (2 mos.)

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

 522 Fifth Avenue, 13th Floor
 New York, NY 10036
 Telephone (212) 296-1999

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
FEBRUARY 2008


Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of February 29, 2008 was as follows:

FUND                                 N.A.V.              % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency                   $10.11                         2.24%
--------------------------------------------------------------------------------
Spectrum Global Balanced            $16.09                         6.38%
--------------------------------------------------------------------------------
Spectrum Select                     $35.90                        12.31%
--------------------------------------------------------------------------------
Spectrum Strategic                  $19.40                         6.31%
--------------------------------------------------------------------------------
Spectrum Technical                  $22.61                         8.51%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. (Note: all returns are net of all fees). For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

   EFFECTIVE SEPTEMBER 1, 2007, CHESAPEAKE CAPITAL CORPORATION ("CHESAPEAKE") AGREED TEMPORARILY TO WAIVE THE MANAGEMENT FEE IT RECEIVES FROM SPECTRUM TECHNICAL. THE WAIVER OF THE MANAGEMENT FEE REMAINED IN EFFECT THROUGH DECEMBER 31, 2007. EFFECTIVE JANUARY 1, 2008, CHESAPEAKE, IN CONSULTATION WITH THE GENERAL PARTNER, HAS AGREED TO A FURTHER TEMPORARY PARTIAL WAIVER OF THE MANAGEMENT FEE IT RECEIVES FROM SPECTRUM TECHNICAL. THE GENERAL PARTNER WILL NOTIFY YOU PRIOR TO THE END OF THIS MANAGEMENT FEE WAIVER. DUE TO CHESAPEAKE'S PARTIAL WAIVER OF THE MANAGEMENT FEE, EFFECTIVE JANUARY 1, 2008, SPECTRUM
TECHNICAL PAYS CHESAPEAKE A MONTHLY MANAGEMENT FEE EQUAL TO 1/6 OF 1% OF SPECTRUM TECHNICAL'S NET ASSETS ALLOCATED TO CHESAPEAKE AS OF THE BEGINNING OF EACH MONTH (A 2% ANNUAL RATE). PRIOR TO THE MANAGEMENT FEE WAIVER, SPECTRUM TECHNICAL PAID CHESAPEAKE A MONTHLY MANAGEMENT FEE EQUAL TO 1/4 OF 1% OF SPECTRUM TECHNICAL'S NET ASSETS ALLOCATED TO CHESAPEAKE AS OF THE BEGINNING OF EACH MONTH (A 3% ANNUAL RATE).

   EFFECTIVE FEBRUARY 29, 2008, DEMETER TERMINATED THE MANAGEMENT AGREEMENT BY AND AMONG DEMETER, SPECTRUM GLOBAL BALANCED, AND CORNERSTONE QUANTITATIVE INVESTMENT GROUP, INC. ("CORNERSTONE"). CONSEQUENTLY, CORNERSTONE CEASED ALL FUTURES INTERESTS TRADING ON BEHALF OF SPECTRUM GLOBAL BALANCED AS OF FEBRUARY 29, 2008. EFFECTIVE MARCH 1, 2008, THE ESTIMATED PERCENTAGE OF NET ASSETS ALLOCATED TO EACH TRADING ADVISOR OF SPECTRUM GLOBAL BALANCED WILL BE AS
FOLLOWS: SSARIS ADVISORS, LLC (33.34%); ALTIS PARTNERS (JERSEY) LIMITED (33.33%); AND C-VIEW INTERNATIONAL LIMITED (33.33%).

   EFFECTIVE FEBRUARY 29, 2008, DEMETER TERMINATED THE MANAGEMENT AGREEMENT BY AND AMONG DEMETER, SPECTRUM STRATEGIC, AND CORNERSTONE. CONSEQUENTLY, CORNERSTONE CEASED ALL FUTURES INTERESTS TRADING ON BEHALF OF SPECTRUM STRATEGIC AS OF FEBRUARY 29, 2008. EFFECTIVE MARCH 1, 2008, THE ESTIMATED PERCENTAGE OF NET ASSETS ALLOCATED TO EACH TRADING ADVISOR OF SPECTRUM STRATEGIC WILL BE AS
FOLLOWS: BLENHEIM CAPITAL MANAGEMENT, L.L.C. (52.50%); ECLIPSE CAPITAL MANAGEMENT LIMITED (27.50%); AND FX CONCEPTS TRADING ADVISOR, INC. (20%).

   THE PERCENTAGE OF NET ASSETS ALLOCATED TO EACH TRADING ADVISOR OF SPECTRUM GLOBAL BALANCED AND SPECTRUM STRATEGIC AS OF MARCH 1, 2008, AS SET FORTH ABOVE, SUPPLEMENTS THE TABLE UNDER "USE OF PROCEEDS" ON PAGE 30 OF THE SPECTRUM FUNDS' PROSPECTUS DATED NOVEMBER 9, 2007.

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 522 Fifth Avenue, 13th Floor, New York, NY 10036, or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.


Sincerely,


/s/ Walter J. Davis

Walter J. Davis
Chairman of the Board of Directors and President
Demeter Management Corporation,
General Partner of
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------

                                        Month ended         YTD ended
                                        February 29,       February 29,
                                            2008               2008
                                        ------------       ------------
              Australian dollar             0.84               1.03
              British pound                -0.12              -0.39
              Euro                          1.12               1.88
              Japanese yen                 -0.44              -0.93
              Swiss franc                   0.15               0.7
              Minor Currencies              1.63               1.9

       Note: Reflects trading results only and does not include fees or interest income.

              Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Polish zloty, Brazilian real, Norwegian krone, Swedish krona, Czech koruna, Chilean peso, Russian ruble, and Taiwan dollar.

During the month, the Fund experienced gains from short positions in the U.S. dollar versus the euro, Australian dollar, Taiwan dollar, Brazilian real, Mexican peso, and Swiss franc, as well as from short positions in the South African rand versus the U.S. dollar. These gains were partially offset by losses from long positions in the Japanese yen versus the U.S. dollar, as well as from short positions in the British pound and Canadian dollar versus the U.S. dollar.

Gains were experienced from short positions in the U.S. dollar versus the euro, Australian dollar, Taiwanese dollar, Brazilian real, Mexican peso, and Swiss franc as the value of the U.S. dollar declined against these currencies after weaker-than-expected manufacturing data from the Federal Reserve Bank of Philadelphia reignited fears of an economic slowdown in the U.S. The value of the U.S. dollar continued to decline after U.S. government reports showed a rise in unemployment and slower-than-expected fourth quarter Gross Domestic Product growth. Gains were also achieved from short positions in the South African rand relative to the U.S. dollar as the value of the South African rand reversed lower against most of its major rivals due to pessimism about the long-term status of the South African economy.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Losses were incurred from long positions in the Japanese yen versus the U.S. dollar as the value of the Japanese yen was pressured lower following comments from the Bank of Japan that the Japanese economy may be slowing. Additional losses were recorded from short positions in the British pound versus the U.S. dollar as the value of the British pound increased towards the end of the month after the Office for National Statistics said sales at U.K. stores unexpectedly rose, which increased speculation that the Bank of England may not cut interest rates at its next policy meeting. Lastly, short positions in the Canadian dollar versus the U.S. dollar resulted in losses as the value of this "commodity currency" moved higher amid consistently rising global commodity prices.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------

                                        Month ended         YTD ended
                                        February 29,       February 29,
                                            2008               2008
                                        ------------       ------------
              Currencies                    0.41               0.4
              Global Interest Rates        -0.06              -0.94
              Global Stock Indices          0.18              -2.34
              Energies                      0.15              -0.98
              Metals                        1.78               1.82
              Agriculturals                 5.14               6.8


       Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains in the agricultural, metals, currency, global stock index, and energy sectors. Trading results in the global interest rate sector were essentially flat and had no material effect on overall Fund performance during the month.

Within the agricultural markets, long positions in wheat futures recorded gains as prices increased to a record high on expectations that stockpiles may fall to a 30-year low. Meanwhile, long futures positions in the soybean complex recorded gains as prices moved higher amid speculation that demand from China may climb after severe winter storms damaged some of the nation's major crops. Additional gains were experienced from long positions in coffee and sugar futures as prices increased on worries regarding future supply from the producer nations of the Ivory Coast and Brazil.

Within the metals markets, long positions in platinum, silver, and gold futures experienced gains as prices increased due to a declining U.S. dollar and concerns of accelerating global inflation. Elsewhere, gains were recorded from long positions in copper and tin futures as prices moved higher on reports of falling inventories amid rising demand from China and India.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the currency sector, gains were experienced from short positions in the U.S. dollar versus the Australian dollar, Taiwan dollar, Swedish krona, and Norwegian krone as the value of the U.S. dollar weakened against most of its rivals after worse-than-expected manufacturing data from the Federal Reserve Bank of Philadelphia reignited fears that the U.S. economy may be headed for a recession. The value of the U.S. dollar continued to decline after U.S. government reports showed a rise in unemployment and slower-than-expected fourth quarter Gross Domestic Product growth. Elsewhere, short positions in the British pound versus the Swiss franc and euro resulted in gains as the value of the British pound weakened against most of its major rivals at the beginning of the month after the Bank of England cut its benchmark interest rate by a quarter point to 5.25%.

Smaller gains were recorded in the global stock index sector from short positions in Canadian, U.S., and British equity index futures as prices decreased amid weak corporate earnings reports and mounting concerns regarding slowing global economic growth.

Finally, long futures positions in crude oil and its related products resulted in gains as prices increased on speculation that OPEC may cut production at its next meeting, forecasts of cold weather and heavy snow in the U.S. Northeast, and ongoing geopolitical concerns in the Middle East.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------

                                        Month ended         YTD ended
                                        February 29,       February 29,
                                            2008               2008
                                        ------------       ------------
              Currencies                    1.38               1.02
              Global Interest Rates         0.56               3.33
              Global Stock Indices          0.75               1.12
              Energies                      2.42               0.05
              Metals                        2.85               3.3
              Agriculturals                 5.87               7.87

       Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains in the agricultural, metals, energy, currency, global stock index, and global interest rate sectors.

Within the agricultural markets, long futures positions in the soybean complex recorded gains as prices moved higher amid speculation that demand from China may climb after severe winter storms damaged some of the nation's major crops. Additional gains were experienced from long positions in wheat futures as prices increased to a record high on expectations that stockpiles may fall to a 30-year low. Elsewhere, long positions in coffee and cocoa futures resulted in gains as prices increased on worries regarding future supply from the producer nations of the Ivory Coast and Brazil. Lastly, long positions in corn futures recorded gains as prices rose amid signs of rising overseas demand for U.S. crops.

Within the metals markets, long positions in platinum, silver, and gold futures experienced gains as prices increased due to a declining U.S. dollar and concerns of accelerating global inflation. Elsewhere, gains were recorded from long positions in aluminum and copper futures as prices moved higher on reports of falling inventories amid rising demand from China and India.

Within the energy markets, gains were recorded from long futures positions in crude oil and its related products as prices increased on speculation that OPEC may cut production at its next meeting, forecasts of cold weather and heavy snow in the U.S. Northeast, and ongoing geopolitical concerns in the Middle East.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the currency sector, short positions in the U.S. dollar versus the Swiss franc, euro, Australian dollar, Brazilian real, Colombian peso, and Mexican peso resulted in gains as the value of the U.S. dollar weakened against most of its rivals after worse-than-expected manufacturing data from the Federal Reserve Bank of Philadelphia reignited fears that the U.S. economy may be headed for a recession. The value of the U.S. dollar continued to decline after U.S. government reports showed a rise in unemployment and slower-than-expected fourth quarter Gross Domestic Product growth.

Within the global stock index sector, short positions in U.S. and European equity index futures experienced gains as prices decreased amid weak corporate earnings reports and mounting concerns regarding slowing global economic growth.

Within the global interest rate sector, smaller gains were recorded from long positions in U.S. and German fixed-income futures as prices moved higher due to further weakness in the global equity markets and after worse-than-expected U.S. economic data increased speculation that the U.S. economy may be headed for a recession.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------

                                        Month ended         YTD ended
                                        February 29,       February 29,
                                            2008               2008
                                        ------------       ------------
              Currencies                    0.93              -0.12
              Global Interest Rates        -0.09               2.39
              Global Stock Indices          0.08              -2.66
              Energies                      0.53               0.11
              Metals                        1.63               3.1
              Agriculturals                 4.06               6.92

       Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains in the agricultural, metals, currency, and energy sectors. These gains were partially offset by losses recorded in the global interest rate sector. Trading results in the global stock index sector were essentially flat and had no material effect on overall Fund performance during the month.

Within the agricultural markets, gains were recorded from long futures positions in the soybean complex as prices moved higher amid speculation that demand from China may climb after severe winter storms damaged some of the nation's major crops. Meanwhile, long positions in cocoa and sugar futures experienced gains as prices increased on worries regarding future supply from the producer nations of the Ivory Coast and Brazil. Elsewhere, long positions in cotton futures resulted in gains as prices rose amid speculative buying. Finally, long positions in corn futures recorded gains as prices rose amid signs of rising overseas demand for U.S. crops.

Within the metals markets, long positions in copper, zinc, and aluminum futures experienced gains as prices moved higher on reports of falling inventories amid rising demand from China and India.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the currency sector, short positions in the U.S. dollar versus the Australian dollar, New Zealand dollar, Swedish krona, Norwegian krone, and euro resulted in gains as the value of the U.S. dollar weakened against most of its rivals after worse-than-expected manufacturing data from the Federal Reserve Bank of Philadelphia reignited fears that the U.S. economy may be headed for a recession. The value of the U.S. dollar continued to decline after U.S. government reports showed a rise in unemployment and slower-than-expected fourth quarter Gross Domestic Product growth.

Smaller gains were experienced within the energy markets from long futures positions in crude oil and its related products as prices increased on speculation that OPEC may cut production at its next meeting, forecasts of cold weather and heavy snow in the U.S. Northeast, and ongoing geopolitical concerns in the Middle East. Additional gains were experienced from long positions in natural gas futures as prices rose after a U.S. government report showed supplies fell more than expected.

Within the global interest rate sector, long positions in short-term Australian fixed-income futures incurred losses as prices decreased on speculation that the Reserve Bank of Australia may continue to raise interest rates amid rising commodity prices. Additional losses were recorded from long positions in British fixed-income futures recorded losses as prices declined during the beginning of the month amid speculation that accelerating inflation may prevent the Bank of England from cutting interest rates.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------

                                        Month ended         YTD ended
                                        February 29,       February 29,
                                            2008               2008
                                        ------------       ------------
              Currencies                    1.82               1.64
              Global Interest Rates         0.52               2.95
              Global Stock Indices          0.03               0.72
              Energies                      2.2                1.3
              Metals                        0.92               1.59
              Agriculturals                 4.4                5.77

       Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains in the agricultural, energy, currency, metals, and global interest rate sectors. Trading results in the global stock index sector were essentially flat and had no material effect on overall Fund performance during the month.

Within the agricultural markets, gains were recorded from long futures positions in the soybean complex as prices moved higher amid speculation that demand from China may climb after severe winter storms damaged some of the nation's major crops. Meanwhile, long positions in coffee and cocoa futures experienced gains as prices increased on worries regarding future supply from the producer nations of the Ivory Coast and Brazil. Elsewhere, long positions in wheat futures resulted in gains as prices rose to a record high on expectations that stockpiles may fall to a 30-year low. Finally, long positions in corn futures recorded gains as prices rose amid signs of rising overseas demand for U.S. crops.

Within the energy markets, long futures positions in crude oil and its related products experienced gains as prices increased on speculation that OPEC may cut production at its next meeting, forecasts of cold weather and heavy snow in the U.S. Northeast, and ongoing geopolitical concerns in the Middle East.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the currency sector, short positions in the U.S. dollar versus the euro, Australian dollar, Canadian dollar, and Mexican peso resulted in gains as the value of the U.S. dollar weakened against most of its rivals after worse-than-expected manufacturing data from the Federal Reserve Bank of
Philadelphia reignited fears that the U.S. economy may be headed for a recession. The value of the U.S. dollar continued to decline after U.S. government reports showed a rise in unemployment and slower-than-expected fourth quarter Gross Domestic Product growth. Conversely, the value of the "commodity currencies", namely the Australian dollar and Canadian dollar, moved higher amid consistently rising global commodity prices.

Within the metals markets, long positions in gold, silver, and platinum futures recorded gains as prices increased due to a declining U.S. dollar and concerns of accelerating global inflation.

Smaller gains were experienced in the global interest rate sector from long positions in U.S. and German fixed-income futures as prices moved higher due to further weakness in the global equity markets and after worse-than-expected U.S. economic data increased speculation that the U.S. economy may be headed for a recession. Elsewhere, short positions in Australian interest rate futures resulted in gains as prices moved lower after the Reserve Bank of Australia raised its benchmark interest rate to 7% in order to restrain inflation and surging domestic demand growth.

 MORGAN STANLEY SPECTRUM SERIES
------------------------------------------------------------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------
FOR THE MONTH ENDED FEBRUARY 29, 2008 (UNAUDITED)

                                     MORGAN STANLEY                       MORGAN STANLEY
                                    SPECTRUM CURRENCY                SPECTRUM GLOBAL BALANCED
                              ------------------------------      ------------------------------
                                             PERCENTAGE OF                       PERCENTAGE OF
                                           FEBRUARY 1, 2008                    FEBRUARY 1, 2008
                                               BEGINNING                           BEGINNING
                                 AMOUNT     NET ASSET VALUE          AMOUNT     NET ASSET VALUE
                              ------------ -----------------      ------------ -----------------
                                    $              %                     $            %
INVESTMENT INCOME
   Interest income (Note 2)        162,286          .16                 65,267         .20
                              ------------       ------           ------------      ------

EXPENSES
   Brokerage fees (Note 2)         399,674          .38                126,421         .38
   Management fees (Note 3)        173,771          .17                 41,540         .14
   Incentive fee (Note 3)               --           --                354,226        1.07
                              ------------       ------           ------------      ------
     Total Expenses                573,445          .55                522,187        1.59
                              ------------       ------           ------------      ------

NET INVESTMENT LOSS               (411,159)        (.39)              (456,920)      (1.39)
                              ------------       ------           ------------      ------

TRADING RESULTS
Trading profit (loss):
   Realized                        323,648          .31                677,772        2.06
   Net change in unrealized      2,424,164         2.32              1,884,169        5.71
                              ------------       ------           ------------      ------
     Total Trading Results       2,747,812         2.63              2,561,941        7.77
                              ------------       ------           ------------      ------

NET INCOME                       2,336,653         2.24              2,105,021        6.38
                              ============       ======           ============      ======


 MORGAN STANLEY SPECTRUM SERIES
------------------------------------------------------------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
------------------------------------------------------------------------------------------------------------------------------------
FOR THE MONTH ENDED FEBRUARY 29, 2008 (UNAUDITED)

                                   MORGAN STANLEY                          MORGAN STANLEY
                                  SPECTRUM CURRENCY                   SPECTRUM GLOBAL BALANCED
                        ------------------------------------     ----------------------------------
                                                       PER                                    PER
                             UNITS          AMOUNT     UNIT           UNITS        AMOUNT     UNIT
                        --------------   -----------   -----     -------------   ----------   -----
                                               $         $                           $        $
Net Asset Value,
   February 1, 2008     10,547,783.732   104,262,822    9.88     2,180,521.272   32,979,291   15.12
Net Income                          --     2,336,653     .23                --    2,105,021     .97
Redemptions               (262,916.375)   (2,658,085)  10.11       (28,754.786)    (462,665)  16.09
Subscriptions               29,519.795       298,445   10.11         7,265.753      116,906   16.09
                        --------------   -----------   -----     -------------   ----------   -----
Net Asset Value,
   February 29, 2008    10,314,387.152   104,239,835   10.11     2,159,032.239   34,738,553   16.09
                        ==============   ===========   =====     =============   ==========   =====

The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
------------------------------------------------------------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------
 FOR THE MONTH ENDED FEBRUARY 29, 2008 (UNAUDITED)

                                       MORGAN STANLEY                   MORGAN STANLEY                  MORGAN STANLEY
                                       SPECTRUM SELECT                SPECTRUM STRATEGIC              SPECTRUM TECHNICAL
                                 ---------------------------      --------------------------      --------------------------
                                             PERCENTAGE OF                    PERCENTAGE OF                  PERCENTAGE OF
                                           FEBRUARY 1, 2008                 FEBRUARY 1, 2008               FEBRUARY 1, 2008
                                               BEGINNING                        BEGINNING                      BEGINNING
                                   AMOUNT   NET ASSET VALUE         AMOUNT   NET ASSET VALUE       AMOUNT   NET ASSET VALUE
                                 ---------- ----------------      ---------- ---------------      --------- ----------------
                                      $            %                   $            %                 $            %
INVESTMENT INCOME
   Interest income (Note 2)         843,183         .16              330,893         .15             929,173        .16
                                 ----------       -----           ----------       -----          ----------      -----

EXPENSES
   Incentive fees (Note 3)        5,652,494        1.07            1,680,324         .77           5,784,670        .99
   Brokerage fees (Note 2)        2,645,265         .50            1,088,202         .50           2,931,345        .50
   Management fees (Note 3)       1,061,704         .20              448,994         .21           1,093,477        .18
                                 ----------       -----           ----------       -----          ----------      -----
     Total Expenses               9,359,463        1.77            3,217,520        1.48           9,809,492       1.67
                                 ----------       -----           ----------       -----          ----------      -----

NET INVESTMENT LOSS              (8,516,280)      (1.61)          (2,886,627)      (1.33)         (8,880,319)     (1.51)
                                 ----------       -----           ----------       -----          ----------      -----

TRADING RESULTS
Trading profit (loss):
   Realized                      34,769,265        6.57           (4,018,458)      (1.85)         32,528,849       5.55
   Net change in unrealized      38,863,810        7.35           20,644,442        9.49          26,228,895       4.47
                                 ----------       -----           ----------       -----          ----------      -----
     Total Trading Results       73,633,075       13.92           16,625,984        7.64          58,757,744      10.02
                                 ----------       -----           ----------       -----          ----------      -----

NET INCOME                       65,116,795       12.31           13,739,357        6.31          49,877,425       8.51
                                 ==========       =====           ==========       =====          ==========      =====


 MORGAN STANLEY SPECTRUM SERIES
------------------------------------------------------------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
------------------------------------------------------------------------------------------------------------------------------------
 FOR THE MONTH ENDED FEBRUARY 29, 2008 (UNAUDITED)

                                MORGAN STANLEY                       MORGAN STANLEY                        MORGAN STANLEY
                                SPECTRUM SELECT                    SPECTRUM STRATEGIC                    SPECTRUM TECHNICAL
                      ----------------------------------   -----------------------------------   -----------------------------------
                                                    PER                                  PER                                   PER
                           UNITS         AMOUNT     UNIT       UNITS          AMOUNT     UNIT        UNITS           AMOUNT    UNIT
                      --------------  -----------  -----   --------------   -----------  -----   --------------   -----------  -----
                                           $         $                           $         $                           $         $
Net Asset Value,
   February 1, 2008   16,552,386.515  529,053,003  31.96   11,925,007.454   217,640,257  18.25   28,134,544.515   586,268,975  20.84
Net Income                        --   65,116,795   3.94               --    13,739,357   1.15               --    49,877,425   1.77
Redemptions             (267,573.553)  (9,605,891) 35.90     (222,328.986)   (4,313,182) 19.40     (526,600.815)  (11,906,444) 22.61
Subscriptions             77,983.532    2,799,609  35.90      126,408.234     2,452,320  19.40      111,710.535     2,525,775  22.61
                      --------------  -----------          --------------   -----------          --------------   -----------
Net Asset Value,
   February 29, 2008  16,362,796.494  587,363,516  35.90   11,829,086.702   229,518,752  19.40   27,719,654.235   626,765,731  22.61
                      ==============  ===========          ==============   ===========          ==============   ===========

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (UNAUDITED)
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

   The general partner of each Partnership is Demeter Management Corporation ("Demeter"). The commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS&Co.") and Morgan Stanley & Co. International plc ("MSIP"). Spectrum Currency's sole commodity broker is MS&Co. MS&Co. acts as the counterparty on all trading of foreign currency forward contracts. Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all trading of options on foreign currency forward contracts. Demeter, MS&Co., MSIP, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, MS&Co. pays each Partnership interest income at a rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate during such month on 80% of the funds on deposit with the commodity brokers at each month-end in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

   The Partnerships' functional currency is the U.S. dollar; however, the Partnerships may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage  fees  for  Spectrum  Select,  Spectrum  Strategic,   and  Spectrum
Technical are accrued at a flat monthly rate of 1/12 of 6.0% (a 6.0% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by MS&Co. through the brokerage fees paid by the Partnerships.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. MS&Co. pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter, no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

   Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to MS&Co.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their Units among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to MS&Co. as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical's cash is on deposit with MS&Co. and MSIP, and Spectrum Currency's cash is on deposit with MS&Co., in futures interests trading accounts to meet margin requirements as needed. MS&Co. pays interest on these funds as described in Note 1.

--------------------------------------------------------------------------------
3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  C-View International Limited
  DKR Fusion Management L.P.
  FX Concepts Trading Advisor, Inc.
  John W. Henry & Company, Inc.
  Sunrise Capital Partners, LLC-

Morgan Stanley Spectrum Global Balanced L.P.
  Altis Partners (Jersey) Limited ("Altis")
  Cornerstone Quantitative Investment Group, Inc.
    ("Cornerstone") (terminated February 29, 2008)
  C-View International Limited
  ("C-View")
  SSARIS Advisors, LLC ("SSARIS")

Morgan Stanley Spectrum Select L.P.
  Altis Partners (Jersey) Limited
  EMC Capital Management, Inc. ("EMC")
  Graham Capital Management, L.P. ("Graham")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C. ("Blenheim")
  Cornerstone Quantitative Investment Group, Inc.
   (terminated February 29, 2008)
  Eclipse Capital Management, Inc. ("Eclipse")
  FX Concepts Trading Advisor, Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
  Aspect Capital Limited ("Aspect")
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc. ("JWH")
  Rotella Capital Management Inc. ("Rotella")
  Winton Capital Management Limited ("Winton")

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 1/12 of 1% per month of Net Assets allocated to Cornerstone on the first day of each month (a 1% annual rate), 5/48 of 1% per month of Net Assets allocated to SSARIS on the first day of each month (a 1.25% annual rate), 1/12 of 1.75% per month of Net Assets allocated to Altis on the first day of each month (a 1.75% annual rate), and 1/6 of 1% per month of Net Assets allocated to C-View on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/12 of 1.75% per month of Net Assets allocated to Altis on the first day of each month (a 1.75% annual rate), 1/6 of 1% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate), 5/24 of 1% per month of Net Assets allocated to EMC and Rabar on the first day of each month (a 2.5% annual rate), and 1/4 of 1% per month of Net Assets allocated to Northfield and Sunrise on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 1% per month of Net Assets allocated to Cornerstone on the first day of each month (a 1% annual rate), 1/6 of 1% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate), and 1/4 of 1% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate).

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

   The management fee for Spectrum Technical is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to Aspect, JWH, Rotella, and Winton on the first day of each month (a 2% annual rate), and 1/4 of 1% per month of Net Assets allocated to Campbell on the first day of each month (a 3% annual rate).

   For the period of September 1, 2007 through December 31, 2007, Chesapeake waived the management fee it receives from Spectrums Technical. Effective January 1, 2008, Spectrum Technical pays Chesapeake a monthly management fee equal to 1/6 of 1% of its Net Assets allocated to Chesapeake on the first day of each month (a 2% annual rate). Prior to September 1, 2007, Spectrum Technical paid Chesapeake a monthly management fee equal to 1/4 of 1% of its Net Assets allocated to Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to SSARIS as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to Altis, Cornerstone, and C-View as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Northfield and Sunrise as of the end of each calendar month, 17.5% of the trading profits experienced with respect to the Net Assets allocated to EMC and Rabar as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to Altis and Graham as of the end of each calendar month.

   Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Blenheim and Eclipse as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to Cornerstone and FX Concepts as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to each of Aspect, Campbell, JWH, Rotella, and Winton as of the end of each calendar month.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONCLUDED)

   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

   For all Trading Advisors with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.


MANAGED FUTURES INVESTMENTS ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, USE SIGNIFICANT LEVERAGE, ARE GENERALLY ILLIQUID, HAVE SUBSTANTIAL CHARGES, ARE SUBJECT TO CONFLICTS OF INTEREST, AND ARE SUITABLE ONLY FOR THE RISK CAPITAL PORTION OF AN INVESTOR'S PORTFOLIO. BEFORE INVESTING IN ANY MANAGED FUTURES INVESTMENT, QUALIFIED INVESTORS SHOULD READ THE PROSPECTUS OR OFFERING DOCUMENTS CAREFULLY FOR ADDITIONAL INFORMATION WITH RESPECT TO CHARGES, EXPENSES, AND RISKS. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

THIS REPORT IS BASED ON INFORMATION FROM MULTIPLE SOURCES AND MORGAN STANLEY MAKES NO REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF INFORMATION FROM SOURCES OUTSIDE OF MORGAN STANLEY.

                         Demeter Management Corporation
                         522 Fifth Avenue, 13th Floor
                         New York, NY 10036




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